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                                                                    EXHIBIT 2.2

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           AMERICAN TOWER CORPORATION,
                             ATI MERGER CORPORATION,
                                AND UNISITE, INC.

     This Amendment No. 1 ("First Amendment"), effective as of November 30, 1999, is to the Agreement and Plan of Merger by and among American Tower Corporation ("ATC"), ATI Merger Corporation ("ATI"), and UniSite, Inc. ("UniSite"), dated June 28, 1999 (the "Merger Agreement").

                                   BACKGROUND

     With the approval of ATC, UniSite entered into a letter agreement, dated September 23, 1999, whereby the Wireless Communications Site Services Agreement, dated July 31, 1996, among GTE Mobilnet Incorporated, GTE Mobile Communications Incorporated, Contel Cellular Inc., and UniSite, Inc. (the "GTE Agreement") was terminated effective August 7, 1999 (the "Settlement Agreement"). UniSite will receive a lump sum payment of $5.0 million pursuant to the Settlement Agreement. ATC has agreed that UniSite may use in its operations before the closing of the Merger Agreement, the $5.0 million that UniSite receives under the Settlement Agreement. The parties desire to adjust the Merger Consideration (as defined in the Merger Agreement) to reflect the termination of the GTE Agreement and UniSite's use of the $5.0 million that it will receive under the Settlement Agreement.

     UniSite intends to enter into agreements with each holder of options to purchase UniSite common stock, par value $.01 per share, for the surrender of such options in exchange for the right to receive a cash payment from UniSite. Because UniSite may be unable to obtain surrender agreements from all holders of options to purchase UniSite common stock, the parties desire to amend the Merger Agreement to provide that any options to purchase UniSite common stock that are issued and outstanding immediately before the effectiveness of the merger will be converted into the right to receive a cash payment from UniSite.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this First Amendment and other good and valuable consideration, the parties hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined in this First Amendment shall have the meaning given to them in the Merger Agreement.

2.  Amendment of the Merger Agreement.

          (a)  The Merger Agreement is amended as follows:

               (i) The definition of "Working Capital" contained in Appendix A to the Merger Agreement is amended to read in its entirety as follows:

          "Working Capital" shall mean, with respect to UniSite, the amount by which the current assets of UniSite and its Subsidiaries exceed (or are less than) the current liabilities (other than the principal amount of Indebtedness for Money Borrowed) of UniSite and its Subsidiaries, as determined in accordance with GAAP, consistently applied with the UniSite Financial Statements, except as hereinafter specifically set forth; provided, however, that notwithstanding the foregoing:

          (a) current assets shall be increased by an amount equal to the sum of:

               (i) Tower Construction Costs actually paid by UniSite with respect to Towers Under Construction;

               (ii) funds actually paid to (x) CSFB for acting as financial adviser to UniSite with respect to the subject matter of this Agreement, (y) Fleet, for acting as financial adviser to UniSite in connection with its sale of high-yield debt securities in an amount not in excess of $500,000 together with reimbursement of reasonable costs and expenses;

               (iii) funds actually paid with respect to all severance, accrued vacation or other benefits payable to terminated UniSite Employees as a result of the Merger (other than those paid pursuant to the plan referred to in Section 6.14) to the extent they do not, together with amounts accrued under clause (b)(i)(z) following, exceed $2,000,000; and

               (iv) funds actually paid by UniSite subsequent to the date of this Agreement and prior to the Effective Time for Environmental Reports and Structural Reports on Completed Towers.

          (b)  There shall be:

               (i) excluded from current liabilities any accounts payable or accrued expenses incurred:

               (v) by UniSite subsequent to the date of this Agreement and prior to the Effective Time for Environmental Reports and Structural Reports on Completed Towers;

               (w) in respect of Tower Construction Costs with respect to Towers Under Construction;

               (x) subsequent to the date of this Agreement in respect of acquisitions of towers (so long as such acquisitions were approved by ATC in accordance with the provisions of Section 6.6);

               (y) in respect of (I) CSFB for acting as financial adviser as described above, and (II) Fleet, for acting as financial adviser as described above in an amount not in excess of $500,000 (less any amount theretofore actually paid and reflected in clause (a)(ii)(y) immediately preceding), together with, without duplication, reimbursement of reasonable costs and expenses; and

(z) in respect of all severance, accrued vacation or other benefits payable to terminated UniSite Employees (other than those paid pursuant to the plan referred to in Section 6.14) to the extent they do not , together with amounts paid under clause (a) (iii) above, exceed $2,000,000; and

               (ii) included in current liabilities an accrual with respect to the full amount of all costs and expenses required to be borne by UniSite pursuant to the provisions of this Agreement, including without limitation (w) those referred to in Section 10.2 (except amounts paid under clause (a)(iv) or excluded under clause (b)(i)(v) above), (x) all severance, accrued vacation or other benefits paid or payable (other than with respect to the plan referred to in Section 6.14) to all terminated UniSite Employees in excess of $2,000,000, whether or not required by GAAP (it being understood that reserves will be established for any such obligation not accounted for as a liability), (y) all benefits payable pursuant to the plan referred to in Section 6.14 (it being understood that reserves will be established for any such obligation not accounted for as a liability); and (z) all amounts payable to holders of UniSite Stock Options referred to in
          Section 3.4; provided, however, that it is understood, and ATC hereby agrees, that the Surviving Corporation shall be responsible for amounts payable to (I) CSFB for acting as a financial adviser as described above, and (II) Fleet, for acting as financial adviser as described above in an amount not in excess of $500,000 together with reimbursement of reasonable costs and expenses, and (B) all severance benefits, accrued vacation or other benefits payable to terminated UniSite Employees (other than those paid pursuant to the plan referred to in Section 6.14) to the extent they do not, together with amounts paid under clause (a)(iii) above or excluded under clause
          (b)(i)(z) above, exceed $2,000,000.


          (c) There shall be deducted from current assets an amount equal to $5 million, which was the amount received by UniSite in connection with the termination of the GTE Management Agreement."



               (ii) The definition section contained in Appendix A to the Merger Agreement is amended by adding the following definition:

               "UniSite Stock Options" shall mean the options to purchase UniSite Common Stock.

               (iii) Section 3.4 is amended to read in its entirety as follows:

               "Option Securities and Convertible Securities; Payment Rights. At the Effective Time, each outstanding Option Security and each Convertible Security of UniSite (except a UniSite Warrant or a Convertible Security or an Option Security owned by a Subsidiary of UniSite), if any, whether or not then exercisable for or convertible into shares of UniSite Common Stock or other UniSite securities, outstanding immediately prior to the Effective Time, shall be canceled and retired and shall cease to exist, and certificates and agreements previously evidencing such Option Securities and Convertible Securities shall thereafter represent the right to receive a cash payment from UniSite equal to the amount of Merger Consideration payable per share of UniSite Common Stock less the exercise price of such Option Security or Convertible Security, as the case may be, at the Effective Time.

               (iv) Section 6.6(d) is amended by adding the words "(other than UniSite Stock Options)," after the words "Convertible Securities or Option Securities" in line 5.

          (b) If the parties subsequently prepare an amended and restated Merger Agreement and a conflict occurs between this First Amendment and any amended and restated Merger Agreement, the Merger Agreement, as amended by this First Amendment and any subsequent amendments, shall control.

     3. Ratification. All of the terms of the Merger Agreement, as hereby amended, are ratified and confirmed and shall remain in full force and effect.

     4. Waiver of Rights; Release of Obligations; Consent. ATC and ATI each hereby waives any rights and releases UniSite from the observance of any term of the Merger Agreement that may, directly or indirectly, be breached, violated, or contravened in connection with the Settlement Agreement and the transactions contemplated thereby. Without limiting the foregoing, ATC hereby consents to UniSite's termination of the GTE Agreement pursuant to the Settlement Agreement.

     5. Acknowledgment. Each party acknowledges that it has all requisite power and authority to execute and deliver, and to perform its obligations under, this First Amendment.

     6.  Miscellaneous.

     (a) If any provision of the First Amendment is held to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

     (b) This First Amendment may be executed in multiple counterparts, which taken together shall constitute one and the same document. Facsimile signatures on this First Amendment are acceptable in lieu of originals.

     (c) This First Amendment supersedes all previous agreements, negotiations, or communications among the parties with respect to the subject matter hereof, and contains the complete and exclusive expression of the understandings among the parties. This First Amendment cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by the parties hereto.

     (d) This First Amendment will be governed by, and will be construed according to the laws of the State of New York, without regard to conflict or choice of law principles of the State of New York that might otherwise cause the internal laws of any other jurisdiction to be applied.

               IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.



UNISITE, INC.                   AMERICAN TOWER CORPORATION
By:   /s/ Daniel P. Behuniak    By:  /s/ James S. Eisenstein
      ----------------------         -----------------------
Name:   Daniel P. Behuniak      Name:   James S. Eisenstein
       ---------------------           ---------------------
Its:   President and Chief      Its:    Vice President
       Executive Officer               ----------------------
      ----------------------    Date:  November 30, 1999
Date: November 30, 1999               -----------------------
      ----------------------


ATI MERGER CORPORATION
By:  /s/ James S. Eisenstein
     -----------------------
Name:   James S. Eisenstein
       ---------------------
Its:   Vice President
      ----------------------
Date: November 30, 1999
     -----------------------